Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Roger D. Plemens President and Chief Executive Officer (828) 524-7000

ENTEGRA FINANCIAL CORP. ANNOUNCES

COMPLETION OF ITS STOCK OFFERING AND

MUTUAL-TO-STOCK CONVERSION OF MACON BANCORP

Franklin, North Carolina, September 30, 2014 — Entegra Financial Corp. (the “Company”), the holding company for Macon Bank, announced today the completion of the Company’s stock offering and the mutual-to-stock conversion of Macon Bancorp. Shares of Entegra Financial Corp. common stock are expected to begin trading on Wednesday, October 1, 2014, on the NASDAQ Global Market under the symbol “ENFC”. Macon Bancorp will cease to exist after September 30, 2014.

The Company sold 6,546,375 shares of common stock, representing the adjusted maximum of the offering range, at $10.00 per share, for gross offering proceeds of $65.5 million. As previously announced, the offering was oversubscribed in the first category of the subscription offering by eligible account holders as of December 31, 2012. Accordingly, eligible account holders will have valid orders filled in accordance with the allocation procedures described in the prospectus and as set forth in Macon Bancorp’s Plan of Conversion. Statements reflecting the shares purchased in the subscription offering and refund checks for any subscribers not receiving all of the shares ordered are expected to be mailed on or about October 1, 2014.

If you are a first category subscriber and would like to confirm your allocation, information will be available by contacting the stock information center at (855) 456-6677 through October 1, 2014.

Sandler O’Neill & Partners, L.P. acted as selling agent in the subscription offering, and served as financial advisor to the Company in connection with the conversion. Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. is serving as legal counsel to the Company and Macon Bancorp. Kilpatrick Townsend & Stockton LLP is serving as legal counsel to Sandler O’Neill & Partners, L.P.

About Entegra Financial Corp.

Entegra Financial Corp. is the holding company of Macon Bank, a North Carolina-chartered stock savings bank headquartered in Franklin, North Carolina. Macon Bank operates a total of 11 branches located throughout the western North Carolina counties of Cherokee, Henderson, Jackson, Macon, Polk and Transylvania. At June 30, 2014, Entegra Financial Corp. had total assets of $820.3 million, gross loans of $534.9 million, total deposits of $712.6 million and total equity of $39.4 million.